OLD MUTUAL ADVISOR FUNDS

               CODE OF ETHICAL CONDUCT FOR PRINCIPAL EXECUTIVE AND
                            SENIOR FINANCIAL OFFICERS


I.       Covered Officers and Purpose of the Code

         This Code of Ethical Conduct (the "Code") is being adopted by Old Mutual Advisor Funds (the "Trust") pursuant to Section 406 of the Sarbanes-Oxley Act of 2002 (the "Act").(1)

         This Code applies to the Trust's Principal Executive Officer and Principal Financial Officer (the "Covered Officers") each of whom are set forth in Exhibit A. This Code seeks to promote:

              o Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

              o Full, fair, accurate, timely and understandable disclosure in reports and documents that the Trust files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Trust;

              o Compliance with applicable laws and governmental rules and regulations;

              o The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

              o   Accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

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(1) This Code of Ethical Conduct is separate from the Trust's Code of Ethics adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940. The persons who are subject to this Code of Ethical Conduct are also subject to the Trust's Rule 17j-1 Code. Refer to Section V. of this Code for more information on the relationship between these two policies.

II. Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

         A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interest of, or his service to, the Trust. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Trust.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 ("Investment Company Act") and the Investment Advisers Act of 1940 ("Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as "affiliated persons" of the Trust. The Trust's and the investment adviser's compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions. The Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust, the Trust's investment adviser and other service providers to the Trust of which the Covered Officers may also be officers or employees.(2) As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that may have different effects on each entity. The participation of the Covered Officers in such activities is inherent in the contractual relationship between these entities and is consistent with the performance by the Covered Officers of their duties as officers of the Trust. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically.

         Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Investment Advisers Act. The following list provides examples of conflicts of interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive. The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

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(2) In the context of this Code, other service providers refer to the Trust's underwriter and administrator. All these service providers are affiliates of Old Mutual Capital, Inc., the Trust's investment adviser.

     Each Covered Officer must:

              o Not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust;

              o Not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Trust;

              o Not retaliate against any other Covered Officer or any employee of the Trust or its affiliated persons for reports of potential violations that are made in good faith; and

              o Not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

         Certain conflict or potential conflict of interest situations that a Covered Officer may encounter require pre-approval by the General Counsel or Chief Compliance Officer.(3) These situations include the following:

              o Service as a director on the board of any public or private COmpany;

              o The receipt of any gift from a client, prospective client, service provider, prospective service provider, or the like, in excess of $100;

              o The receipt of any entertainment from any company with which the Trust has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

              o Any ownership interest in, or any consulting or employment relationship with, any of the Trust's service providers, other than its investment adviser, principal underwriter, administrator or any affiliated person thereof;

              o A direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.


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(3) The General Counsel and the Chief Compliance Officer referred to in this
Code are in reference to the General Counsel and Chief Compliance Officer of the Trust's investment adviser

III.     Disclosure and Compliance

              o Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Trust;

              o Each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust's Trustees and auditors, and to governmental regulators and self-regulatory organizations;

              o Each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Trust and the adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

              o It is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      Reporting and Accountability

         Each Covered Officer must:

    o Upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

    o Annually thereafter affirm to the Board that he has complied with the requirements of the Code;

    o Report at least annually affiliations and certain other relationships the Covered Officer may have with other entities(4).

    o Notify the General Counsel or Chief Compliance Officer promptly if he knows of any violation of this Code. Failure to do so is itself a violation of this Code.

         The General Counsel of the Trust's investment adviser is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by the Covered Officers will be considered by the Audit Committee of the Board (the "Committee").




------------------------------------
(4) This reporting obligation may be satisfied by the Covered Officer in connection with their completion of the Trust's Annual Trustee and Officer Questionnaire.

         The Trust will follow these procedures in investigating and enforcing this Code:

    o The General Counsel or his designee will take all appropriate action to investigate any potential violations reported to him;

    o If, after such investigation, the General Counsel believes that no violation has occurred, the General Counsel is not required to take any further action;

    o Any matter that the General Counsel believes is a violation will be reported to the Committee;

    o If the Committee concurs that a violation has occurred, it will inform and make a recommendation to the full Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the investment adviser or its board; or a recommendation to dismiss or otherwise sanction the Covered Officer;

    o The Committee will be responsible for granting any waivers from the requirements of this Code; and

    o Any changes to, or waivers of, this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       Other Policies and Procedures

         This Code shall be the sole code of ethical conduct adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies there under. Insofar as other policies or procedures of the Trust, the Trust's adviser, principal underwriter, or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of this Code. The Trust's and its investment adviser's and principal underwriter's codes of ethics under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

VI.      Amendments

         Any amendments to this Code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Board, including a majority of independent Trustees.

VII.     Confidentiality

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Trust's Board, its counsel, and appropriate personnel of the Trust's adviser.

VIII.    Internal Use

         The Code is intended solely for the internal use by the Trust and does not constitute an admission, by or on behalf of any company, as to any fact, circumstance, or legal conclusion.

Exhibit A

Persons Covered by this Code of Ethical Conduct:

--------------------------------------------- ---------------------------------------------------------------
Officer Name                                  Official Title with Old Mutual Advisor Funds
--------------------------------------------- ---------------------------------------------------------------
--------------------------------------------- ---------------------------------------------------------------
Julian F. Sluyters                            President and Principal Executive Officer
--------------------------------------------- ---------------------------------------------------------------
--------------------------------------------- ---------------------------------------------------------------
Mark E. Black                                 Treasurer, Principal Financial Officer, and Controller
--------------------------------------------- ---------------------------------------------------------------


Updated September 29, 2006